EXHIBIT 10.15

May 20, 2008

Mr. Steven Johnson, President

CareView Communications, Inc.

5000 Legacy Drive, Suite 470

Piano, TX 75024

Dear Mr. Johnson,

This is to confirm our agreement (“Agreement”) whereby CARE VIEW COMMUNICATIONS, INC., a Nevada corporation (the “Company”) has requested PEAK SECURITIES CORPORATION (“PSC”), including its officers, employees, and persons acting under their direct supervision and control, to render financial advisory and investment banking services to it, on a non-exclusive basis, regarding certain equity and debt financing and PSC has agreed to render such services on the terms and conditions set forth herein:

1.	The Company hereby engages PSC for the three (3) month period (the “Period”) commencing May 20, 2008 to render consulting advice to the Company as an investment banker, on a non-exclusive basis, relating to financial, equity and debt matters. During the term of this Agreement, PSC will provide the Company with such regular and customary consulting advice as is reasonably requested. This Agreement may be extended for a period of time, as mutually agreed upon by PSC and the Company.

2.	PSC will consult with the Company’s management and Board of Directors, review the Company’s business plan and provide recommendations concerning financial and related matters, including, but not limited to, the following:

a.	Changes in the capitalization of the Company;

b.	Changes in the Company’s corporate legal structure;

c.	Redistribution of shareholdings of the Company’s stock;

d.	Offerings of securities in public transactions;

e.	Sales of securities in private transactions;

f.	Alternative uses of corporate assets;

g.	Structure and use of debt placements;

h.	Sales of stock by insiders pursuant to Rule 144 or otherwise;

i.	Listing of the Company’s securities on foreign exchanges, if appropriate;

j.	Research and syndication support services; and

k.	Possible rendering of services on a retail basis.

3.	PSC will endeavor to provide special purpose reports, as may be requested by the Company, PSC shall receive a separate fee for each such special purpose report provided, which shall be mutually determined by the nature of the respective project.

SUGAR CREEK PROFESSIONAL CENTER

10225 ULMERTON ROAD • SUITE 3D • LARGO. FLORIDA 33771 • (727) 536-7100 • FAX (727) 518-7389

Mr. Steven Johnson, President

CareView Communications, Inc.

May 20, 2008

4.	In consideration for the services rendered by PSC to the Company pursuant to this Agreement, the Company shall compensate PSC as follows:

a.	PSC shall receive a Closing fee of ten percent (10.00%) of the dollar amount of the equity funding obtained for the transaction, PSC’S closing fee is due by wire transfer when the transaction is closed, from the proceeds of any financing as described in any Instructions to the Financing Source. The Company is under no closing fee obligation to PSC if a transaction does not occur. This closing fee is recognized as appropriate compensation for all services rendered; therefore, PSC and the Company agree not to later approach the other party to renegotiate this closing fee payment. The Company agrees to pay PSC’s closing fee if PSC introduces the Company to the financing source. A PSC financing source introduction occurs under this agreement when PSC receives a request for material on the Company and PSC has sent complete material on the proposed transaction to the financing source. Any such transaction shall be accepted on the sole and absolute discretion of the Company. PSC’s closing fee is due and will be paid in Largo, FL at the time the transaction is closed, and by bank wire transfer for the cash portion of the proceeds (price) received at the closing. In the event there are multiple financing sources, the fee is based on the total financing, provided other participant investors/lenders were brought into the transaction by sources introduced by PSC In the event the Company closes a follow-on financing transaction in the twenty four (24) month period following termination of this Agreement, with the initial source of a financing source introduced to the Company by PSC, the Company agrees to pay PSC’s closing fee in the manner described above for any such financing obtained during the twenty four (24) month period. The Company will pay PSC’s out of pocket travel expenses incurred on the Company’s behalf, provided that the Company has given prior approval. In addition, the Company will reimburse PSC for the cost of printing, copying, binding, materials, postage and overnight mail;

b.	A transaction fee with respect to any transaction (i.e. merger, business combination, joint venture, dispositions and/or acquisitions, and any other business arrangement not in the normal course of business (a “Transaction”) arising from this engagement (except for the sale or distribution of securities as provided for hereunder), in an amount equal to the application of the Lehman formula to the value of the Consideration with respect to any Transaction, but in no event less than seventy-five thousand dollars ($75,000).

c.

A warrant to purchase an amount equal to eight (8%) of any equity (whether common stock or preferred stock) based upon the gross proceeds of any equity funding received by the Company as a result of the financing source(s) introduced by PSC, with an exercise price equal to the final closing price of the equity funding obtained for this transaction. The warrant shall entitle PSC to “piggyback” registration rights with respect to the underlying shares for a five-year period commencing upon issuance of the warrant. The warrant shall be exercisable commencing the date of issuance for a five (5) year period and shall have rights of cashless exercise and customary anti-dilution provisions. The warrant shall be issued immediately upon the equity funding obtained for this transaction. In the event that there are multiple equity funding closings, then a warrant shall be issued for each closing with the price of the warrant determined, at each closing, in accordance with the terms of this paragraph. PSC agrees, and the Company assumes, that under no circumstances will PSC or any of its principals or agents sell any of the stock or warrant(s) received hereunder during the Term (or any extension thereof) without the

Mr. Steven Johnson, President

CareView Communications, Inc.

May 20, 2008

prior written consent of the Company’s Board of Directors, which consent will not be unreasonably withheld.

5.	Any co-broker(s) retained by PSC shall be paid by PSC.

6.	For the purposes of this Agreement, “Consideration” shall mean the total market value on the day of closing of stock, cash, assets, the assumption of any indebtedness by the Company and all other property (real or personal) paid or payable directly or indirectly (a) to the Company or any of its security holders by any person or entity in connection with any transaction or (b) by the Company or any of its security holders to any person or entity in connection with any transaction. The term “security holders” as used in the immediately preceding sentence shall include, without limitation, any holders of warrants, stock purchase rights, straight or convertible securities of the Company or any affiliate thereof, any options or stock appreciation rights issued by the Company, whether or not vested, and holders of any other securities of the Company issued or pursuant to any employment agreement, consulting agreement, covenant not to compete, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, and any other kind of other securities of the Company, whatsoever.

7.	In the event PSC arranges a line of credit for the Company with an institutional lender, the Company and PSC will mutually agree on a satisfactory fee and the terms of payment of such fee; provided, however, that in the event the Company is introduced to a corporate partner in connection with a merger, acquisition or financing and a credit line develops directly as a result of the introduction, the appropriate fee shall be the amount as agreed upon.

8.	In the event PSC introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company and PSC will mutually agree on a satisfactory fee and the terms of payment of such fee, such fee to be based upon a mutually agreed percentage of total sales generated. Gross total sales shall mean cash receipts less any applicable refunds, returns, allowances, credits and non-billed shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made or threatened against the Company. Commission payments shall be paid on the 15th day of each month following the receipt of customer payments. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments due under this Agreement.

9.	Fees and expenses payable to PSC with regard to fairness opinions and valuations will be determined by mutual agreement at such time as the nature and terms of such services are affirmed.

10.	All fees to be paid pursuant to this Agreement are payable at the respective closing(s) and are due and payable to PSC only if, as and when the relevant transaction closes. In the event that this agreement shall not be renewed or if terminated, for any reason, notwithstanding any such non-transaction taking place within a period of twenty four (24) months after such non-renewal or termination for which the discussions were initiated during the term of this Agreement. By execution of this Agreement, you direct the entity paying the proceeds to the Company to remit to PSC its fees directly from the proceeds at closing.

11.

The Company acknowledges that all opinions and advice (written or oral) given by PSC to the Company in connection with PSC’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate and the Company agrees that no such

Mr. Steven Johnson, President

CareView Communications, Inc.

May 20, 2008

opinion or advice shall be used for any other purpose or reproduced, disseminate, quoted or referred to any time, in any manner or for any purpose, nor may the Company make any public references to PSC, or use PSC’s name in any annual reports or any other reports or releases of the Company without PSC’s prior written consent.

12.	The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, PSC will use and rely on data, material and other information furnished to PSC by the Company. The Company acknowledges and agrees that in performing its services under this engagement, PSC may rely upon the data, material, and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

13.	PSC and the Company further agree to indemnify and hold each other and their respective directors, officers, employees, agents and affiliates harmless from any and all claims, liabilities and expenses (including reasonable attorney’s fees) which may in any way result from services rendered by PSC pursuant to or in any way connected with the services provided under this Agreement, except for any information or advice given which was knowingly or intentionally false or misleading, any knowingly or intentionally dishonest or fraudulent acts or statements, or any acts which are knowingly or intentionally unlawful or in excess of the authority granted under this Agreement.

14.	In the event the Company fails to pay the fee(s) as set forth herein and PSC is required to undertake legal action to recover its fee(s), or in the event of any other legal action between PSC and the Company, the parties agree that the prevailing party will be paid by the other party for all costs and expenses incurred. Interest shall be paid on such fees from the date the fees were due to the date paid at the highest legal rate of interest allowed under state law. It is mutually agreed that the laws of the State of Florida shall apply to this Agreement.

15.	This Agreement is sufficient authorization to any financing source or escrow to pay the closing fee to PSC directly. The Company agrees that the payment of the closing fee to PSC is an irrevocable and mandatory condition precedent to the funding of any financing to the Company through PSC’s efforts under this agreement. The Company agrees to instruct any source providing financing or the Company as a result of PSC’s efforts to pay PSC the fee due under this agreement at the time proceeds are made available to the Company.

16.	This Agreement is the entire agreement between PSC and the Company and supersedes all previous written and verbal agreements on this Subject, No modification or amendment to this Agreement shall be effective unless it is in writing and signed by the parties noted below. Each party agrees to respond by letter within ten (10) days of receipt of correspondence referencing this Agreement, PSC and the Company agree not to transfer any rights under this Agreement to another party. If any provision of this Agreement is held unenforceable, then only that provision shall be deleted from this Agreement This Agreement shall bind and benefit PSC and the Company and their respective successors.

17.	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Mr. Steven Johnson, President

CareView Communications, Inc.

May 20, 2008

The Company agrees, upon the execution of this Agreement, to pay a nonrefundable retainer in the amount of five thousand dollars and no cents (S 5,000.00) and remit to PSC, accompanied with this Agreement. The non-refundable retainer will be applied against any compensation paid to PSC pursuant to Paragraphs 4(a) or 4(b).

If the foregoing correctly sets forth the understanding between PSC and the Company, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding Agreement.

Sincerely,

PEAK SECURITIES CORPORATION

By:	/s/ David W. Dube
David W. Dube, President

ACKNOWLEDGED AND ACCEPTED:

CARE VIEW COMMUNICATIONS, INC.

By:	/s/ Mr. Steven Johnson
Mr. Steven Johnson, President